Exhibit 99.1

Tapestry, Inc. Reports Fiscal 2019 Second Quarter Results

NEW YORK--(BUSINESS WIRE)--February 7, 2019--Tapestry, Inc. (NYSE:TPR), a leading New York-based house of modern luxury accessories and lifestyle brands, today reported second quarter results for the period ended December 29, 2018.

Victor Luis, Chief Executive Officer of Tapestry, Inc., said, “During the second quarter, our sales and gross profit rose, successfully anniversarying the strong holiday results of the prior year. That said, this performance fell short of our expectations in the face of an increasingly volatile macroeconomic and geopolitical backdrop. Importantly, and as expected, we generated meaningful synergies from the integration of Kate Spade, and made material systems and strategic brand investments across our portfolio. Taken together, adjusted earnings per diluted share were even with the prior year.”

“At Coach, we delivered continued growth driven by positive global comparable store sales, reflecting our compelling offering across categories. We drove outperformance in our international markets and across our e-commerce platforms. Further, we achieved operating income growth through an increase in gross margin and expense leverage. In December, Coach held its first ever runway show in Shanghai, which was incredibly well received and garnered over one billion impressions. We were especially excited by the brand’s increased traction with Chinese consumers globally driven by domestic demand, partially offset by a decline in tourist spend. Moving forward, we’re focused on providing a heightened level of newness throughout the pyramid of fashion, price and occasion, supported by marketing messages that surprise and delight.”

“At Kate Spade, we made continued progress on our integration efforts and the execution of strategic initiatives, including the deliberate pullback in wholesale disposition. However, comparable store sales were below our expectations, impacted by the lack of distinctive newness in the final collections from the prior design team. As we’ve entered the second half of the fiscal year, we are delighted to have just launched Nicola Glass’s inaugural collection in our full price channels globally where initial reads have been strong, underscoring our confidence in achieving a significant inflection in the business with a return to positive comps.”

“During the holiday quarter, trends at Stuart Weitzman continued to improve and we achieved our objective of returning to topline growth. Looking ahead, we will focus on the brand’s core attributes and values of fusing fashion, function and fit, supported by a bold new marketing campaign, and the relaunch of our Stuart Weitzman Essentials offering.”

Non-GAAP Reconciliation:

During the fiscal second quarter, the Company recorded certain charges associated with Integration and Acquisition activities, its ERP implementation efforts as well as the impact of Tax Legislation changes. Taken together, these items decreased the Company’s second quarter reported net income by approximately $55 million or about $0.19 per diluted share. Please refer to the financial tables included herein for a detailed reconciliation of the Company’s reported to non-GAAP results.

Overview of Second Quarter 2019 Tapestry, Inc. Results:

  Net sales totaled $1.80 billion for the second fiscal quarter as compared to $1.79 billion in the prior year, an increase of 1% on a reported basis and 2% in constant currency.
  Gross profit totaled $1.20 billion on a reported basis, while gross margin for the quarter was 66.8% compared to $1.18 billion and 65.9%, respectively, in the prior year. On a non-GAAP basis, gross profit totaled $1.21 billion, while gross margin was 67.0% as compared to $1.19 billion and 66.9%, respectively, in the prior year.
  SG&A expenses totaled $823 million on a reported basis and represented 45.7% of sales compared to $830 million and 46.5%, respectively in the year-ago quarter. On a non-GAAP basis, SG&A expenses were $805 million and represented 44.7% of sales as compared to $783 million and 43.9%, respectively, in the year-ago period.
  Operating income totaled $381 million on a reported basis, while operating margin was 21.1% versus $346 million and an operating margin of 19.4% in the prior year. On a non-GAAP basis, operating income was $402 million, while operating margin was 22.3% versus $411 million and an operating margin of 23.0% in the prior year.
  Net interest expense was $13 million in the quarter as compared to $22 million in the year ago period.
  Net income for the quarter was $255 million on a reported basis, with earnings per diluted share of $0.88. This compared to net income of $63 million with earnings per diluted share of $0.22 in the prior year period. The reported tax rate for the quarter of 30.7% compared to the prior year reported rate of 80.5%, which included, as previously reported, the impact of the one-time transition tax on foreign earnings, partially offset by the revaluation of the Company’s deferred tax balances, under the U.S. Tax Legislation enacted in the second quarter of Fiscal 2018. On a non-GAAP basis, net income for the quarter totaled $310 million, with earnings per diluted share of $1.07. This compared to non-GAAP net income of $306 million with earnings per diluted share of $1.07 in the prior year period. The non-GAAP tax rate for the quarter was 20.3% compared to a 21.3% in the prior year.
  Inventory was $732 million at the end of quarter versus ending inventory of $666 million in the year ago period. The increase over prior year was primarily driven by regional distributor buyback activity over the past twelve months.

Second fiscal quarter results in each of the Company’s reportable segments were as follows:

Coach Second Quarter of 2019 Results:

  Net sales for Coach totaled $1.25 billion for the second fiscal quarter as compared to $1.23 billion in the prior year, an increase of 2% on a reported and constant currency basis. Global comparable store sales increased 1%, including a benefit of approximately 100 basis points driven by an increase in global e-commerce.
  Gross profit for Coach totaled $860 million, while gross margin was 68.9% on a reported and non-GAAP basis. This compared to prior year gross profit and gross margin of $846 million and 68.8%, respectively, on both a reported and non-GAAP basis.
  SG&A expenses totaled $482 million for Coach and represented 38.6% of sales as compared to $478 million and 38.9%, respectively, in the year-ago quarter on both a reported and non-GAAP basis.
  Operating income for Coach totaled $378 million, while operating margin was 30.3% on a reported and non-GAAP basis. This compared to operating income of $368 million and an operating margin of 29.9% in the prior year on both a reported and non-GAAP basis.

Kate Spade Second Quarter of 2019 Results:

  Net sales for Kate Spade totaled $428 million for the second fiscal quarter as compared to $435 million in the prior year, a decrease of 1% on a reported and constant currency basis. Global comparable store sales declined 11%, including the positive impact of approximately 200 basis points from global e-commerce.
  Gross profit for Kate Spade totaled $272 million on a reported basis, while gross margin for the quarter was 63.6% as compared to $257 million and 59.1%, respectively, in the prior year. On a non-GAAP basis, second quarter gross profit was $275 million, while gross margin was 64.2% as compared to $274 million and 63.0%, respectively, in the year ago period.
  SG&A expenses for Kate Spade were $183 million on a reported basis and represented 42.8% of sales. This compared to reported SG&A expenses of $202 million in the year ago period, which represented 46.5% of sales. On a non-GAAP basis, SG&A expenses were $180 million and represented 41.9% of sales. This compared to expenses of $172 million or 39.7% of sales on a non-GAAP basis in the previous year.
  Operating income for Kate Spade was $89 million on a reported basis, representing an operating margin of 20.8%. This compared to operating income of $55 million and an operating margin of 12.6% on a reported basis in the year ago period. On a non-GAAP basis, operating income totaled $95 million, while operating margin was 22.3%. This compared to operating income of $101 million and an operating margin of 23.3% on a non-GAAP basis in the previous year.

Stuart Weitzman Second Quarter of 2019 Results:

  Net sales for Stuart Weitzman totaled $124 million for the second fiscal quarter compared to $121 million reported in the same period of the prior year, an increase of 3% on a reported basis and 4% in constant currency.
  Gross profit for Stuart Weitzman totaled $71 million on a reported basis, while gross margin for the quarter was 57.3% as compared to $73 million and 60.8%, respectively, in the prior year. On a non-GAAP basis, second quarter gross profit was $72 million, while gross margin was 58.1% as compared to $75 million and 61.9%, respectively, in the year ago period.
  SG&A expenses for Stuart Weitzman were $60 million on a reported basis and represented 48.2% of sales as compared to $52 million or 42.7% of sales in the prior year’s second quarter. On a non-GAAP basis, SG&A expenses were approximately $59 million or 47.8% of sales as compared to $51 million or 41.9% of sales in the prior year.
  Operating income for Stuart Weitzman was $11 million on a reported basis, while operating margin was 9.1% versus income of $22 million and 18.1%, respectively, in the prior year. On a non-GAAP basis, operating income was $13 million or 10.3% of sales versus $24 million and 20.0%, respectively, in the prior year.

Mr. Luis added, “In light of our second quarter results and the uncertain global environment, we are updating our outlook for the balance of the fiscal year revising our adjusted earnings per diluted share outlook for FY19 to $2.55 to $2.60. Importantly, we remain confident in our long-term roadmap. We are focused on harnessing the power of our multi-brand model, unlocking the full potential of our strategic investments in our brands and operating platform, to drive a return to double-digit operating income and earnings per diluted share growth in fiscal 2020.”

Fiscal Year 2019 Outlook

The following fiscal 2019 outlook is provided on a non-GAAP basis and replaces all previous guidance.

The Company expects revenues for fiscal 2019 to increase at a low-to-mid-single-digit rate from fiscal 2018.

In addition, the Company projects earnings per diluted share in the range of $2.55 to $2.60. This guidance continues to reflect cost savings resulting from expected synergies related to the Kate Spade acquisition of $100 to $115 million as well as the impact of distributor consolidations and buybacks and systems investments. This guidance includes the expectation for net interest expense to be in the area of $50 million for the year. Further, the full year fiscal 2019 tax rate is projected at about 18% to 19% with the increase over prior year due primarily to the introduction of a new tax regime requiring a current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations (known as “GILTI”).

Fiscal Year 2019 Outlook - Non-GAAP Adjustments:

The Company is not able to provide a full reconciliation of the non-GAAP financial measures to GAAP presented in this release and on the Company’s conference call because certain material items that impact these measures, such as the timing and exact amount of charges related to Integration and Acquisition and the costs associated with the Company’s ERP implementation, have not yet occurred. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort. Where possible, the Company has identified the estimated impact of the items excluded from its fiscal 2019 guidance.

This fiscal 2019 non-GAAP guidance excludes (1) expected pre-tax charges of approximately $35 million attributable to the Company’s ERP implementation efforts; (2) estimated pre-tax Integration and Acquisition charges of approximately $80 to $90 million (of which approximately $5 to $10 million is estimated to be non-cash); and (3) the impact of Tax Legislation of $34 million incurred in the second quarter of fiscal 2019. The Company continues to refine its integration plan and estimates for the ERP implementation efforts.

Conference Call Details:

The Company will host a conference call to review these results at 8:30 a.m. (ET) today, February 7, 2019. Interested parties may listen to the conference call via live webcast by accessing www.tapestry.com/investors on the Internet or calling 1-877-510-8087 or 1-862-298-9015 and providing the Conference ID 1578006. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. To access the telephone replay, call 1-800-585-8367 or 1-404-537-3406 and enter the Conference ID 1578006. A webcast replay of the earnings conference call will also be available for five business days on the Tapestry website. Presentation slides have also been posted to the Company’s website at www.tapestry.com/investors.

The Company expects to report fiscal 2019 third quarter financial results on Thursday May 9, 2019. To receive notification of future announcements, please register at www.tapestry.com/investors ("Subscribe to E-Mail Alerts").

Tapestry, Inc. is a New York-based house of modern luxury lifestyle brands. The Company’s portfolio includes Coach, Kate Spade and Stuart Weitzman. Our Company and our brands are founded upon a creative and consumer-led view of luxury that stands for inclusivity and approachability. Each of our brands are unique and independent, while sharing a commitment to innovation and authenticity defined by distinctive products and differentiated customer experiences across channels and geographies. To learn more about Tapestry, please visit www.tapestry.com. The Company’s common stock is traded on the New York Stock Exchange under the symbol TPR.

This information to be made available in this press release may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2019 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," “outlook,” "anticipate," “excited,” “moving,” “leveraging,” “capitalizing,” “developing,” “drive,” “targeting,” “assume,” “plan,” “build,” “pursue,” “maintain,” “on track,” “well positioned to,” “look forward to,” “looking ahead,” “to acquire,” “achieve,” “strategic vision,” “growth opportunities” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our operational efficiency initiatives, ERP implementation and growth strategies, our ability to achieve intended benefits, cost savings and synergies from acquisitions, the risk of cybersecurity threats and privacy or data security breaches, and the impact of tax legislation, etc. Please refer to the Company’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors. The Company assumes no obligation to revise or update any such forward-looking statements for any reason, except as required by law.

TAPESTRY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Quarters and Six Months Ended December 29, 2018 and December 30, 2017
(in millions, except per share data)

	(unaudited)		(unaudited)
	QUARTER ENDED		SIX MONTHS ENDED
	December 29, 2018	December 30, 2017	December 29, 2018	December 30, 2017

Net sales	$1,800.8	$1,785.0	$3,182.0	$3,073.9

Cost of sales	597.3	608.8	1,043.4	1,134.8

Gross profit	1,203.5	1,176.2	2,138.6	1,939.1

Selling, general and administrative expenses	822.8	829.8	1,600.2	1,614.5

Operating income	380.7	346.4	538.4	324.6

Interest expense, net	13.2	22.2	26.3	42.7

Income before provision for income taxes	367.5	324.2	512.1	281.9

Provision for income taxes	112.7	261.0	135.0	236.4

Net income	$254.8	$63.2	$377.1	$45.5

Net income per share:

Basic	$0.88	$0.22	$1.30	$0.16

Diluted	$0.88	$0.22	$1.29	$0.16

Shares used in computing net income per share:

Basic	289.9	284.5	289.3	283.8

Diluted	291.0	286.4	291.4	286.5

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended December 29, 2018 and December 30, 2017
(in millions, except per share data)
(unaudited)

	December 29, 2018
	GAAP Basis (As Reported)	ERP Implementation(1)	Integration & Acquisition(2)	Impact of Tax Legislation(3)	Non-GAAP Basis (Excluding Items)

Gross profit	$1,203.5	$-	$(3.5)	$-	$1,207.0

Selling, general and administrative expenses	822.8	6.4	11.7	-	804.7

Operating income	380.7	(6.4)	(15.2)	-	402.3

Income before provision for income taxes	367.5	(6.4)	(15.2)	-	389.1

Provision for income taxes	112.7	(1.6)	1.1	34.1	79.1

Net income	254.8	(4.8)	(16.3)	(34.1)	310.0

Diluted net income per share	0.88	(0.01)	(0.06)	(0.12)	1.07

	December 30, 2017
	GAAP Basis (As Reported)	Operational Efficiency Plan(4)	Integration & Acquisition(2)	Impact of Tax Legislation(3)	Non-GAAP Basis (Excluding Items)

Gross profit	$1,176.2	$-	$(18.4)	$-	$1,194.6

Selling, general and administrative expenses	829.8	3.5	43.0	-	783.3

Operating income	346.4	(3.5)	(61.4)	-	411.3

Income before provision for income taxes	324.2	(3.5)	(61.4)	-	389.1

Provision for income taxes	261.0	(1.1)	(15.0)	194.2	82.9

Net income	63.2	(2.4)	(46.4)	(194.2)	306.2

Diluted net income per share	0.22	(0.01)	(0.16)	(0.68)	1.07
(1) Amounts as of December 29, 2018 represent technology implementation costs.
(2) Amounts as of December 29, 2018 represent integration and acquisition costs related to organizational costs as a result of integration, professional fees and limited life purchase accounting adjustments.
Amounts as of December 30, 2017 represent charges primarily attributable to acquisition and integration costs related to the purchase of Kate Spade & Company. These charges include:
- Limited life purchase accounting adjustments
- Severance and other costs related to contractual payments with certain Kate Spade executives
- Organizational costs as a result of integration
- Professional fees
(3) Amounts as of December 29, 2018 represent charges primarily due to the transition tax related to foreign earnings deemed to be repatriated.
Amounts as of December 30, 2017 represent charges due to the transition tax related to foreign earnings deemed to be repatriated and the re-measurement of deferred tax assets and liabilities.
(4) Amounts as of December 30, 2017 represent technology infrastructure costs.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Six Months Ended December 29, 2018 and December 30, 2017
(in millions, except per share data)
(unaudited)

	December 29, 2018
	GAAP Basis (As Reported)	ERP Implementation(1)	Integration & Acquisition(2)	Impact of Tax Legislation (3)	Non-GAAP Basis (Excluding Items)

Gross profit	$2,138.6	$-	$(4.1)	$-	$2,142.7

Selling, general and administrative expenses	1,600.2	10.4	30.6	-	1,559.2

Operating income	538.4	(10.4)	(34.7)	-	583.5

Income before provision for income taxes	512.1	(10.4)	(34.7)	-	557.2

Provision for income taxes	135.0	(2.6)	(2.1)	34.1	105.6

Net income	377.1	(7.8)	(32.6)	(34.1)	451.6

Diluted net income per share	1.29	(0.03)	(0.11)	(0.12)	1.55

	December 30, 2017
	GAAP Basis (As Reported)	Operational Efficiency Plan(4)	Integration & Acquisition(2)	Impact of Tax Legislation (3)	Non-GAAP Basis (Excluding Items)

Gross profit	$1,939.1	$-	$(106.8)	$-	$2,045.9

Selling, general and administrative expenses	1,614.5	6.6	142.1	-	1,465.8

Operating income	324.6	(6.6)	(248.9)	-	580.1

Income before provision for income taxes	281.9	(6.6)	(248.9)	-	537.4

Provision for income taxes	236.4	(2.1)	(67.2)	194.2	111.5

Net income	45.5	(4.5)	(181.7)	(194.2)	425.9

Diluted net income per share	0.16	(0.02)	(0.63)	(0.68)	1.49
(1) Amounts as of December 29, 2018 primarily represent technology implementation costs.
(2) Amounts as of December 29, 2018 represent charges attributable to integration and acquisition costs related to contract termination charges, organizational costs as a result of integration, professional fees and limited life purchase accounting adjustments.
Amounts as of December 30, 2017 represent charges primarily attributable to acquisition and integration costs related to the purchase of Kate Spade & Company. These charges include:
- Limited life purchase accounting adjustments
- Professional fees
- Severance and other costs related to contractual payments with certain Kate Spade executives
- Inventory reserves established for the destruction of inventory
- Organizational costs as a result of integration
(3) Amounts as of December 29, 2018 represent charges primarily due to the transition tax related to foreign earnings deemed to be repatriated.
Amounts as of December 30, 2017 represent charges due to the transition tax related to foreign earnings deemed to be repatriated and the re-measurement of deferred tax assets and liabilities.
(4) Amounts as of December 30, 2017 primarily represent technology infrastructure and organizational efficiency costs.

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION - FOR SEGMENT RESULTS
For the Quarters Ended December 29, 2018 and December 30, 2017
(in millions)
(unaudited)

	December 29, 2018
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
Cost of sales
Integration & Acquisition		-	(2.5)	(1.0)	-
Gross profit	$1,203.5	$-	$(2.5)	$(1.0)	$-	$1,207.0

SG&A expenses
Integration & Acquisition		-	3.7	0.6	7.4
ERP Implementation		-	-	-	6.4
SG&A expenses	$822.8	$-	$3.7	$0.6	$13.8	$804.7

Operating income	$380.7	$-	$(6.2)	$(1.6)	$(13.8)	$402.3

	December 30, 2017
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
Cost of sales
Integration & Acquisition		-	(17.0)	(1.4)	-
Gross profit	$1,176.2	$-	$(17.0)	$(1.4)	$-	$1,194.6

SG&A expenses
Integration & Acquisition		-	29.7	0.9	12.4
Operational Efficiency Plan		-	-	-	3.5
SG&A expenses	$829.8	$-	$29.7	$0.9	$15.9	$783.3

Operating income	$346.4	$-	$(46.7)	$(2.3)	$(15.9)	$411.3

TAPESTRY, INC.
GAAP TO NON-GAAP RECONCILIATION - FOR SEGMENT RESULTS
For the Six Months Ended December 29, 2018 and December 30, 2017
(in millions)
(unaudited)

	December 29, 2018
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
Cost of sales
Integration & Acquisition		(2.0)	(1.1)	(1.0)	-
Gross profit	$2,138.6	$(2.0)	$(1.1)	$(1.0)	$-	$2,142.7

SG&A expenses
Integration & Acquisition		-	7.1	12.1	11.4
ERP Implementation		-	-	-	10.4
SG&A expenses	$1,600.2	$-	$7.1	$12.1	$21.8	$1,559.2

Operating income	$538.4	$(2.0)	$(8.2)	$(13.1)	$(21.8)	$583.5

	December 30, 2017
	GAAP	Coach	Kate Spade	Stuart Weitzman	Corporate	Non-GAAP
Cost of sales
Integration & Acquisition		-	(105.4)	(1.4)	-
Gross profit	$1,939.1	$-	$(105.4)	$(1.4)	$-	$2,045.9

SG&A expenses
Integration & Acquisition		-	97.5	1.8	42.8
Operational Efficiency Plan		-	-	-	6.6
SG&A expenses	$1,614.5	$-	$97.5	$1.8	$49.4	$1,465.8

Operating income	$324.6	$-	$(202.9)	$(3.2)	$(49.4)	$580.1

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to Integration & Acquisition-Related Costs and ERP Implementation-Related costs for Tapestry, Inc. and separately by segment and the impact of tax legislation for Tapestry, Inc.

The Company operates on a global basis and reports financial results in U.S. dollars in accordance with GAAP. Percentage increases/decreases in net sales for the Company and each segment have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. The Company calculates constant currency revenue results by translating current period revenue in local currency using the prior year period’s currency conversion rate.

Guidance for certain financial information for the fiscal year ending June 29, 2019 has also been presented on a non-GAAP basis.

Management utilizes these non-GAAP and constant currency measures to conduct and evaluate its business during its regular review of operating results for the periods affected and to make decisions about Company resources and performance. The Company believes presenting these non-GAAP measures, which exclude items that are not comparable from period to period, is useful to investors and others in evaluating the Company’s ongoing operating and financial results in a manner that is consistent with management’s evaluation of business performance and understanding how such results compare with the Company’s historical performance. Additionally, the Company believes presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

TAPESTRY, INC.
SEGMENT INFORMATION
For the Quarters and Six Months Ended December 29, 2018 and December 30, 2017
(in millions)
(unaudited)

	Coach	Kate Spade	Stuart Weitzman	Corporate	Total
Three Months Ended December 29, 2018

Net sales	$1,248.6	$428.4	$123.8	$-	$1,800.8
Gross profit	860.1	272.4	71.0	-	1,203.5
Operating income (loss)	378.5	89.2	11.2	(98.2)	380.7
Income (loss) before provision for income taxes	378.5	89.2	11.2	(111.4)	367.5

Three Months Ended December 30, 2017

Net sales	$1,229.6	$434.7	$120.7	$-	$1,785.0
Gross profit	846.0	256.8	73.4	-	1,176.2
Operating income (loss)	368.2	54.8	21.8	(98.4)	346.4
Income (loss) before provision for income taxes	368.2	54.8	21.8	(120.6)	324.2

Six Months Ended December 29, 2018

Net sales	$2,209.3	$753.8	$218.9	$-	$3,182.0
Gross profit	1,539.8	480.1	118.7	-	2,138.6
Operating income (loss)	609.4	134.0	(7.2)	(197.8)	538.4
Income (loss) before provision for income taxes	609.4	134.0	(7.2)	(224.1)	512.1

Six Months Ended December 30, 2017

Net sales	$2,153.3	$703.5	$217.1	$-	$3,073.9
Gross profit	1,478.1	331.6	129.4	-	1,939.1
Operating income (loss)	576.3	(68.5)	30.7	(213.9)	324.6
Income (loss) before provision for income taxes	576.3	(68.5)	30.7	(256.6)	281.9

TAPESTRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At December 29, 2018 and June 30, 2018
(in millions)

	(unaudited)	(audited)
	December 29, 2018	June 30, 2018
ASSETS

Cash, cash equivalents and short-term investments	$1,495.2	$1,250.0
Receivables	360.5	314.1
Inventories	732.4	673.8
Other current assets	240.4	194.7

Total current assets	2,828.5	2,432.6

Property and equipment, net	896.0	885.4
Other noncurrent assets	3,394.8	3,360.3

Total assets	$7,119.3	$6,678.3

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$299.1	$264.3
Accrued liabilities	781.3	673.2
Current debt	0.7	0.7

Total current liabilities	1,081.1	938.2

Long-term debt	1,601.0	1,599.9
Other liabilities	948.8	895.6

Stockholders' equity	3,488.4	3,244.6

Total liabilities and stockholders' equity	$7,119.3	$6,678.3

TAPESTRY, INC.
STORE COUNT
At September 29, 2018 and December 29, 2018
(unaudited)

	As of	Acquired			As of
Directly-Operated Store Count:	September 29, 2018	Stores	Openings	(Closures)	December 29, 2018

Coach
North America	398	-	1	-	399
International	584	-	9	(8)	585

Kate Spade
North America	211	-	9	(2)	218
International	152	15	12	(3)	176

Stuart Weitzman
North America	67	-	1	-	68
International	44	-	6	-	50

CONTACT:
Tapestry, Inc.
Analysts & Media:
Andrea Shaw Resnick
Global Head of Investor Relations and Corporate Communications
212/629-2618
Christina Colone
Vice President, Investor Relations
212/946-7252